EXHIBIT 4.10
AMENDMENT #1 TO MASTER MANUFACTURING AND SUPPLY SERVICES
AGREEMENT FOR BCMA CAR-T PRODUCT

    This Amendment #1 (hereinafter “Amendment”) is effective as of the date of last signature below and entered into by and among Janssen Pharmaceuticals, Inc., with registered offices at 1125 Trenton-Harbourton Road, Titusville, NJ 08560 (hereinafter referred to as “Company”), Legend Biotech USA Inc. with registered offices at 2101 Cottontail Lane, Somerset, NJ 08873 (hereinafter referred to individually as “Legend” and collectively with Company as “Collaboration Partners”) and Novartis Pharmaceuticals Corporation with registered offices at One Health Plaza, East Hanover, NJ 07936 (hereinafter referred to as “Provider”). Company, Legend and Provider may be hereinafter referred to collectively as the “Parties” and individually as a “Party”. This Amendment amends the Master Manufacturing and Supply Services Agreement for BCMA CAR-T Product with an Effective Date of March 27, 2024 by and among Company, Legend and Provider (the “Agreement”). All terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Company, Legend and Provider find it in their respective interests to amend the Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants herein contained, the Parties hereto agree as follows:

1.Section 8.3 (Shipping) of the Agreement is hereby amended by deleting the third sentence thereof in its entirety, and replacing it with the following:

“Each shipment shall be packed, marked and sealed in accordance with reasonable packaging and labeling practices as detailed in the Manufacturing Requirements and/or Quality Agreement, and Provider shall be designated as "Ship from" on Company's invoice to customer.”

2.Except as specifically amended hereby, all terms of the Agreement remain in full force and effect. In the event of any conflict between the Agreement and this Amendment, the provisions of this Amendment shall prevail.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives, on the date set forth below, each Party acknowledging receipt of one copy.

The Parties explicitly agree to execute this Amendment by way of an electronic signature and agree this shall constitute a valid and enforceable agreement between the Parties. The present Amendment is made in pdf-version which is signed electronically by each Party.

Janssen Pharmaceuticals, Inc.                Novartis Pharmaceuticals Corporation

By: /s/ Kimberly Lounds Foster                By: /s/    James Weirich

Name: Kimberly Lounds Foster                Name: James Weirich

Title: VP Adv Therapies                Title: Vice President Operations, Novartis

Date: 07/10/2025                    Date: 07/10/2025

Legend Biotech USA Inc.

By: /s/ Ying Huang

Name: Ying Huang

Title: CEO

Date: 07/10/2025